Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and

Full Year 2016 Financial Results

– Fourth Quarter GAAP Earnings Per Share Up 7.1% to $0.30 –

– Full Year 2016 GAAP Earnings Per Share Up 8.9% to $0.95 –

– Company Announces 29% Increase in Quarterly Dividend to $0.09 per Share –

WINTER PARK, Fla.—(BUSINESS WIRE)—February 17, 2017—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and full year ended December 25, 2016 and announced a quarterly cash dividend of $0.09 per share to be paid in the first quarter.

Highlights for the fourth quarter of 2016 compared to the fourth quarter of 2015 were as follows:

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The Company reported net income of $9.2 million, or $0.30 per diluted share, in the fourth quarter of 2016 compared to net income of $9.5 million, or $0.28 per diluted share, in the fourth quarter of 2015.

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Income from continuing operations in the fourth quarter of 2016 was $9.4 million, or $0.31 per diluted share, compared to income from continuing operations of $9.1 million, or $0.27 per diluted share, in the fourth quarter of 2015.

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Net income in the fourth quarter of 2016 included a $0.2 million income tax charge and net income in the fourth quarter of 2015 included a $0.3 million income tax benefit, each related to the impact of certain discrete income tax items.

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Excluding these discrete income tax items, as well as the loss from discontinued operations, non-GAAP diluted earnings per common share were $0.31 in the fourth quarter of 2016 compared to $0.26 in the fourth quarter of 2015. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

●	Two franchisee-owned Ruth’s Chris Steak House restaurants were opened during the quarter.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “Our fourth quarter results capped off our 5th consecutive year of earnings growth. These results would not be possible without the dedication to operational excellence from our franchisees and team members.”

O’Donnell added, “Looking ahead to 2017, we are excited about our development plans. So far this year, we have opened two new Company-owned Ruth’s Chris Steak House restaurants, one in Waltham, MA and one in Tulsa, OK, and we have one more expected to open in the first quarter in Cleveland, OH. Additionally, we will open a fourth Company-operated restaurant in Denver, CO later this year, the most Company restaurants that we have opened in a single year since 2008.”

Review of Fourth Quarter 2016 Operating Results

Total revenues in the fourth quarter of 2016 were $107.6 million, an increase of 2.8% compared to $104.7 million in the fourth quarter of 2015.

Company-owned Sales

●	For the fourth quarter of 2016, Company-owned comparable restaurant sales were flat year-over-year, which consisted of an average check increase of 2.3%, offset by a traffic decrease of 2.2%.
●	Average unit weekly sales were $114.5 thousand in the fourth quarter of 2016, compared to $114.2 thousand in the fourth quarter of 2015.
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68 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2016, compared to 67 Ruth’s Chris Steak House restaurants at the end of the fourth quarter of 2015. Total operating weeks for the fourth quarter of 2016 increased to 884 from 865 in the fourth quarter of 2015.

Franchise Income

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Franchise income in the fourth quarter of 2016 was $4.8 million, an increase of 6.1% compared to $4.6 million in the fourth quarter of 2015. The increase in franchise income was due to a 2.4% increase in comparable franchise restaurant sales and development fees from new franchise restaurants opened during the quarter.

●	81 franchisee-owned restaurants were open at the end of the fourth quarter of 2016 compared to 80 at the end of the fourth quarter of 2015.

Operating income in the fourth quarter of 2016 increased 15.9% to $15.1 million, compared to $13.0 million in the fourth quarter of 2015. As a percentage of total revenues, operating margin increased 160 basis points year-over-year to 14.0%.

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Food and beverage costs, as a percentage of restaurant sales, decreased 180 basis points in the fourth quarter of 2016 to 28.7%, primarily driven by a 2.3% increase in average check and a 6.4% decline in total beef costs.

●	Restaurant operating expenses, as a percentage of restaurant sales, increased 30 basis points in the fourth quarter of 2016 to 45.4%, primarily due to an increase in labor expenses.
●	General and administrative expenses, as a percentage of total revenues, increased 25 basis points in the fourth quarter of 2016 to 8.8% driven primarily by an increase in stock based compensation.

Share Repurchase Program and Debt

During the fourth quarter of 2016, the Company repurchased 347 thousand shares of common stock under its current share repurchase program for approximately $5.1 million, or an average price of $14.69 per share.

At the end of the fourth quarter of 2016, the Company had $25 million in debt outstanding under its senior credit facility.

On February 2, 2017, the Company entered into a new credit agreement that replaced the existing credit facility. The new credit agreement provides a $90.0 million revolving line of credit and, subject to the satisfaction of certain conditions and lender consent, may be increased up to a maximum of $150.0 million. The new credit facility bears interest between 1.50% to 2.25% over LIBOR, depending upon the Company's consolidated leverage ratio. The new credit facility also provides additional flexibility on capital distributions and contains generally less restrictive financial covenants. At the closing of the credit agreement, approximately $15.0 million in revolving loans were drawn thereunder.

Quarterly Cash Dividend

Subsequent to the end of the fourth quarter of 2016, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.09 per share. This dividend will be paid on March 9, 2017 to shareholders of record as of the close of business on February 23, 2017, and represents a 29% increase from the quarterly cash dividend paid in March of 2016.

Review of Full Year 2016 Operating Results

Net income was $30.5 million, or $0.95 per diluted share, for the full year of 2016 compared to net income of $30.0 million, or $0.87 per diluted share for the full year of 2015.

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Income from continuing operations was $30.8 million, or $0.96 per diluted share, for the full year of 2016 compared to income from continuing operations of $30.2 million, or $0.87 per diluted share, for the full year of 2015.

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Net income in 2016 included a $0.2 million income tax charge related to certain discrete income tax items as well as an adjustment of $0.3 million related to restaurant closing costs and accrual of prior year’s rent dispute costs. Net income in 2015 included a $0.4 million income tax benefit related to discrete income tax benefits.

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Excluding these adjustments as well as earnings from discontinued operations, non-GAAP diluted earnings per common share increased 11.8% to $0.97 for the full year of 2016, compared to $0.87 in the full year of 2015. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total revenues in 2016 increased 3.4% to $385.9 million compared to $373.4 million in the prior year. The increase in revenues was due to new Company and franchise restaurants opened within the last twelve months as well as an increase in comparable restaurant sales.

Company-owned Sales

●	For the full year 2016, Company-owned comparable restaurant sales increased 1.6%, which consisted of an average check increase of 2.5%, partially offset by a traffic decrease of 0.8%.
●	Average unit weekly sales were $104.1 thousand for the full year 2016, an increase of 1.5% compared to $102.5 thousand in the full year 2015.
●	Total operating weeks for the full year 2016 increased to 3,489 from 3,433 in the full year of 2015. Total operating weeks exclude discontinued operations.

Franchise Income

●

Franchise income in the full year of 2016 was up 3.8% to $17.3 million compared to $16.7 million in the full year of 2015. The increase in franchise income was due to new franchise restaurant openings during the last 12 months and a 1.0% increase in comparable franchise restaurant sales.

Operating income in 2016 increased 6.2% to $47.6 million, compared to $44.8 million in 2015. As a percentage of total revenues, operating margin increased 30 basis points year-over-year to 12.3%.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 120 basis points in 2016 to 29.5%, primarily due to a 2.5% increase in average check and a decrease in total beef costs of 5.5%.
●	Restaurant operating expenses, as a percentage of restaurant sales, increased 50 basis points to 47.6% primarily due to increased labor costs.
●	Marketing and advertising costs, as a percentage of total revenues, were relatively flat year-over-year at 3.0%.
●	General and administrative expenses, as a percentage of total revenues, were relatively flat year-over-year at 8.2%.
●	Pre-opening costs in 2016 increased $1.0 million to $2.0 million compared to $1.0 million in 2015 driven by the timing of new restaurant openings.

Share Repurchase Program

During 2016, the Company repurchased 2.8 million shares of common stock for approximately $45.1 million or an average price of $15.96 per share. As of the end of 2016, the Company had $26.6 million remaining under its current authorization. Since the beginning of 2014, the Company has repurchased an aggregate of 5.6 million shares for approximately $84.2 million under the current and prior share repurchase programs.

Development Update

Subsequent to the end of the fourth quarter of 2016, the Company opened two new Ruth’s Chris Steak House restaurants, one in Waltham, MA and one in Tulsa, OK in January 2017. Additionally, during the first quarter of 2017, the Company expects to open a new Ruth’s Chris Steak House restaurant in Cleveland, OH. The Company plans to open our fourth new Company-owned restaurant in 2017 in the Denver, CO Tech Center during the fourth quarter.

During the fourth quarter, Ruth’s Chris Steak House franchisees opened two new restaurants, one in Odenton, MD and one in Greenville, SC. As previously announced, due to the opening of the new Odenton, MD restaurant, one of the franchised locations in downtown Baltimore, MD was closed in the fourth quarter of 2016. Franchisees also completed the relocation of a restaurant in Huntsville, AL during the fourth quarter of 2016. Franchise partners are slated to open their second restaurant in China and relocate the restaurant in Mississauga, Canada during the second half of 2017, as well as open a new restaurant in Fort Wayne, IN in 2018.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is providing its full year 2017 outlook based on a 53 week year ending December 31, 2017, as follows:

●	Food and beverage costs of 29.0% to 31.0% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $32.0 million to $34.0 million
●	Effective tax rate of 31% to 34%
●	Capital expenditures of $24 million to $26 million
●	Fully diluted shares outstanding of 31.3 million to 32.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter 2016 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2344. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 2577862. The replay will be available until February 24, 2017. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, capital expenditures and the impact of healthcare inflation and minimum wage legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015

Revenues:
Restaurant sales	$101,206	$98,790	$363,147	$351,875
Franchise income	4,838	4,558	17,301	16,661
Other operating income	1,585	1,399	5,499	4,897

Total revenues	107,629	104,747	385,947	373,433

Costs and expenses:
Food and beverage costs	29,054	30,130	107,075	108,101
Restaurant operating expenses	45,973	44,561	172,999	165,847
Marketing and advertising	4,272	4,573	11,406	10,925
General and administrative costs	9,420	8,908	31,488	30,242
Depreciation and amortization expenses	3,527	3,173	13,434	12,520
Pre-opening costs	320	405	1,986	1,032
Total costs and expenses	92,566	91,750	338,388	328,667

Operating income	15,063	12,997	47,559	44,766

Other income (expense):
Interest expense, net	(355)	(202)	(1,154)	(790)
Other	(50)	319	10	358

Income from continuing operations before income tax expense	14,658	13,114	46,415	44,334
Income tax expense	5,250	4,024	15,660	14,168

Income from continuing operations	9,408	9,090	30,755	30,166
Income (loss) from discontinued operations, net of income taxes	(197)	421	(290)	(162)
Net income	$9,211	$9,511	$30,465	$30,004

Basic earnings (loss) per common share:
Continuing operations	$0.31	$0.27	$0.97	$0.88
Discontinued operations	(0.01)	0.01	(0.01)	0.00
Basic earnings per share	$0.30	$0.28	$0.96	$0.88

Diluted earnings (loss) per common share:
Continuing operations	$0.31	$0.27	$0.96	$0.87
Discontinued operations	(0.01)	0.01	(0.01)	0.00
Diluted earnings per share	$0.30	$0.28	$0.95	$0.87

Shares used in computing net income (loss) per common share:
Basic	30,609,313	33,524,916	31,670,189	34,018,582
Diluted	31,163,202	33,901,787	32,108,965	34,434,407

Dividends declared per common share	$0.07	$0.06	$0.28	$0.24

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and losses from discontinued operations and certain discrete income tax items. We exclude the impact of the loss from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business, and we exclude the impact of rent dispute costs because the accrual and the benefit from the favorable settlement was taken as a result of a dispute with a landlord related to rent costs in prior years and we do not expect to take similar accruals or benefits in the future. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
GAAP net income	$9,211	$9,511	$30,465	$30,004
GAAP Income tax expense	5,250	4,024	15,660	14,168
GAAP Income (loss) from discontinued operations	197	(421)	290	162
GAAP Income from continuing operations before income tax expense	14,658	13,114	46,415	44,334

Adjustments:
Restaurant closing costs	-	-	148	-
Accrual of prior years' rent dispute costs	-	-	130	-

Adjusted net income from continuing operations before income taxes	14,658	13,114	46,693	44,334

Adjusted income tax expense (1)	(5,250)	(4,024)	(15,769)	(14,168)
Impact of excluding certain discrete income tax items	239	(322)	165	(355)

Non-GAAP net income	$9,647	$8,768	$31,089	$29,811

GAAP diluted earnings per common share	$0.30	$0.28	$0.95	$0.87

Non-GAAP diluted earnings per common share	$0.31	$0.26	$0.97	$0.87

Weighted-average number of common shares outstanding - diluted	31,163,202	33,901,787	32,108,965	34,434,407

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.